Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Soligenix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity(1)	Common Stock, par value $0.001 per share	—	—	—	—	—	—

Equity(1)	Preferred Stock, par value $0.001 per share	—	—	—	—	—	—

Other(1)	Warrants	—	—	—	—	—	—

Other(1)	Units	—	—	—	—	—	—

Unallocated (Universal) Shelf (1)	—	457(o)	—	(3)	$50,000,000	0.0001102	$5,510

Total Offering Amounts							$5,510

Total Fees Previously Paid							—

Total Fee Offsets							$—

Net Fee Due							$5,510

(1)	Represents Securities (as defined below) that may be offered and sold from time to time in one or more offerings by Soligenix, Inc. (the “Company”).
(2)

There are being registered hereunder an indeterminate number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and of the Company’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), in one or more series or classes, an indeterminate number of warrants to purchase shares of Common Stock or Preferred Stock (the “Warrants”), and an indeterminate number of units consisting of any combination of the foregoing (the “Units”), which together shall have an aggregate initial offering price not to exceed $50,000,000. The Common Stock, Preferred Stock, Warrants and Units are collectively referred to herein as the “Securities.” Any Securities registered hereunder may be sold separately or as Units with other Securities registered hereunder. The proposed maximum offering price of the Securities will be determined, from time to time, by the Company in connection with the issuance by the Company of the Securities registered hereunder. The Securities registered hereunder also include such indeterminate number of shares of Common Stock and Preferred Stock, such indeterminate number of Warrants and such indeterminate number of Units as may be issued upon conversion, exchange or exercise of, or pursuant to the anti-dilution provisions of, any of the Securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Securities being registered hereunder include an indeterminate number of shares of Common Stock and Preferred Stock, Warrants and Units as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to any of the Securities being registered hereunder.

(3)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the Company in connection with the issuance by the Company of the Securities registered hereunder and is not specified as to each class of Security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.